                                                                   Exhibit 10(c)

           SECOND AMENDMENT TO AMENDED AND RESTATED LICENSE AGREEMENT
                           (Australia and New Zealand)

This Second Amendment to Amended and Restated License Agreement is dated as of November 9th, 2000, between RadioShack Corporation (formerly Tandy Corporation) ("RadioShack") and InterTAN Australia Ltd. ("ITA").

WHEREAS, RadioShack and ITA entered into that certain Amended and Restated License Agreement on January 25, 1999 and a First Amendment thereto dated June 1, 2000 (collectively, the "Agreement");

WHEREAS, RadioShack has been requested by ITA to approve a specific form of sublicense of RadioShack-owned intellectual property from ITA to a third party corporation.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is agreed as follows:

1. A new provision, designated as paragraph 3A, shall be added to the Agreement immediately following paragraph 3 thereof, and shall be as follows:

"Attached hereto and made a part of this Agreement is a new Addendum A which sets forth the terms and conditions relating specifically to the authorized sublicense from ITA to smartbuy.com.ca pty ltd regarding certain intellectual property rights owned by RadioShack through one or more affiliated entities."

2. Every reference in the Agreement to Tandy Corporation (or Tandy) shall be deemed to be a reference to RadioShack Corporation (or RadioShack).

3. All other terms and conditions of the Agreement shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment to be effective as of the day and year first above written.

                                                RADIOSHACK CORPORATION

                                                By: /s/ David Christopher
                                                Title: Executive Vice President

                                                INTERTAN AUSTRALIA LTD.

                                                By: /s/ James Gingerich
                                                Title: Director

                                   Addendum A
                                   ----------

          InterTAN Australia Ltd. Sublicense to smartbuy.com.au pty ltd



General Statement
-----------------

ITA has, as of the date hereof, entered into with smartbuy.com.au pty ltd ("Smartbuy") that certain Agreement (the "ITA/Smartbuy Agreement") in order to develop and market an e-commerce superstore to be known as "Tandy.com.au."

The ITA/Smartbuy Agreement contemplates the grant of certain sublicense rights from ITA to Smartbuy relating to the use of certain intellectual property rights owned by RadioShack (through one or more of its affiliated entities) (the "RadioShack Marks") and licensed from RadioShack to ITA under the Amended and Restated License Agreement dated January 25, 1999 (as previously and hereby amended) between such parties (the "Agreement"). RadioShack is willing to authorize the contemplated sublicense from ITA to Smartbuy on the terms and conditions as specified below, which shall each be in addition to any of the terms and conditions of the Agreement. Any capitalized term used herein which is not otherwise defined shall have the meaning as set forth in the Agreement.

Sublicense Terms and Conditions
-------------------------------

1. ITA is hereby authorized to grant to Smartbuy a sublicense to use the RadioShack Marks as contemplated under the ITA/Smartbuy Agreement, the form and content of which has been approved by RadioShack. ITA agrees to use its best efforts to police Smartbuy's use of the RadioShack Marks consistent with ITA's current obligations under the Agreement.

2. ITA shall have no rights of further sublicense to any party other than Smartbuy. ITA shall have no right to assign its interest under the ITA/Smartbuy Agreement, nor shall ITA permit Smartbuy to assign its rights under the ITA/Smartbuy Agreement, unless and until the prior written consent of RadioShack is obtained. RadioShack may withhold such consent, in either event, with or without cause in its sole discretion.

3. As contemplated under the ITA/Smartbuy Agreement, any time ITA and Smartbuy determine in the future to jointly make decisions regarding, among other things, the use of product tagging or labeling, graphical depictions, taglines, promotional materials, etc., which involve in any manner the use of a RadioShack Mark, ITA shall seek the prior written approval of RadioShack, unless it is clear to ITA under all of the relevant circumstances, that such proposed usage of any RadioShack Mark is in full accordance with RadioShack's then current Graphics Standards Manual and the Agreement. In the event ITA is required to obtain RadioShack's prior written approval, RadioShack will respond to ITA in a prompt manner, which in any event will not exceed three (3) business days after RadioShack's receipt of ITA's written request for such approval.

4. RadioShack shall have the right to audit such books and records of ITA from time to time upon reasonable request and prior notice, relating to (i) the performance of ITA under the ITA/Smartbuy Agreement with respect to ITA's obligations thereunder to prevent the shipment by Smartbuy, or ITA, of any consumer electronics products (whether private label or nationally branded) from Australia into the United States, including the District of Columbia, Puerto Rico and the U.S. Virgin Islands; (ii) the aggregate amount of "Sales Revenue" generated under the ITA/Smartbuy Agreement and the gross revenue recorded by ITA as a result of all transactions contemplated under the ITA/Smartbuy Agreement; and (iii) the proper usage of the RadioShack Marks in ITA's advertising and packaging. As used in this Addendum A, the term "Sales Revenue" shall have the meaning as set forth in the ITA/Smartbuy Agreement.

5. RadioShack may revoke ITA's right to sublicense the RadioShack Marks to Smartbuy at any time, with immediate effect and without any liability therefore in any manner whatsoever, upon the occurrence of the following:

     (i) RadioShack's discovery that consumer electronic product has been or is being shipped by ITA or Smartbuy into the territories identified in 4(i) above in violation of the terms of the ITA/Smartbuy Agreement;

     (ii) RadioShack's discovery of any under-reporting by ITA of the aggregate "Sales Revenue," or of ITA's gross revenue, generated under the ITA/Smartbuy Agreement; or

    (iii) ITA permits the persistence of an uncured breach, either by ITA or by Smartbuy, under the ITA/Smartbuy Agreement which directly or indirectly relates to or has an effect on any RadioShack Mark as determined in RadioShack's sole discretion, acting reasonably.

6. Any breach by ITA of the terms and conditions of this Addendum A may, in RadioShack's sole discretion, be deemed to constitute a breach of the Agreement.

7. ITA agrees to further indemnify and hold harmless RadioShack and those other entities or persons identified in Section 26 of the Agreement, to the fullest extent provided in the indemnity provisions of Section 26 of the Agreement, for any breach by Smartbuy of any provisions of the ITA/Smartbuy Agreement.

8. To clarify the understanding and intentions of RadioShack and ITA, it is agreed that the one percent (1.0%) royalty payment contemplated in Section 5 of the Agreement shall be calculated on the aggregate "Sales Revenue" generated under the ITA/Smartbuy Agreement. In addition to any other required documentation,

     ITA shall provide RadioShack, at the time of any royalty payment, with sufficient documentation regarding such aggregate "Sales Revenue" in order for RadioShack to readily determine the correctness of the total ITA royalty payment.


This Addendum A is dated as of November 9th, 2000.


RADIOSHACK CORPORATION                          INTERTAN AUSTRALIA LTD.

By: /s/ David Christopher                       By: /s/ James Gingerich
Title: Executive Vice President                 Title: Director